Exhibit 99

NYSE MKT: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Reports Third Quarter and Nine Month Financial Results

Third quarter gold sales up 9% to 80,826 ounces from 73,861 ounces in Q3 last year

Year-to-date gold sales up 6% to 243,734 ounces from 230,309 ounces in 2011

Revenue up 6% in Q3 to $133.5 million and up 14% year-to-date to $400.8 million vs. 2011

Third quarter operating cash flow before changes in working capital(2) of $29.8 million ($0.12 per share) vs. $7.2 million ($0.03 per share) in 2011

Nine-month operating cash flow before changes in working capital of $83.9 million ($0.32 per share) vs. $24.7 million ($0.10 per share) in 2011

Third quarter cash flow from operations of $24.3 million ($0.09 per share) vs. $11.5 million ($0.04 per share) in Q3 2011 – five straight quarters of positive cash flow

Nine-month cash flow from operations of $59.8 million ($0.23 per share) vs. $4.2 million ($0.02 per share) in 2011

Cash operating costs per ounce continue to improve on year-over-year basis

Denver, CO—November 7, 2012—Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today reported unaudited financial results prepared in accordance with US GAAP for the third quarter and nine-month period ended September 30, 2012.

Third Quarter Highlights

The Company produced and poured 83,287 ounces of gold in the third quarter of 2012, of which 80,826 ounces were sold, yielding a 9% increase over 73,861 ounces sold in the same quarter last year. Cash operating costs per ounce in the third quarter improved to $992, a 10% reduction from $1,108 in the third quarter last year. The higher gold production led to a 6% increase in revenue in the third quarter of 2012 to $133.5 million from $125.9 million in the same quarter a year ago. The net loss attributable to Golden Star shareholders was $30.2 million, or $0.12 per share, versus a net loss of $10.2 million, or $0.04 per share, in the third quarter of 2011. Adjusted net loss (refer to footnote 1) for the third quarter was $0.1 million, or $0.00 per share, compared with adjusted net income of $3.0 million, or $0.01 per share, for the third quarter of 2011.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 1 of 10

Golden Star generated $24.3 million, or $0.09 per share, in cash from operations in the third quarter, up from $11.5 million, or $0.04 per share, in the same quarter last year. It was the Company’s fifth consecutive quarter of positive cash flow. Operating cash flow before changes in working capital (refer to footnote 2) in the third quarter was $29.8 million, or $0.12 per share, up from $7.2 million, or $0.03 per share, in the third quarter a year ago.

Nine-Month Highlights

For the first nine months of 2012, Golden Star produced and poured 246,195 ounces of gold, of which 243,734 ounces were sold, representing a 6% increase over 230,309 ounces sold in the third quarter a year ago. Year-to-date cash operating costs per ounce improved to $1,007 versus $1,054 in the same period last year. Higher gold production and an 8% increase in average realized gold price resulted in 2012 year-to-date revenue of $400.8 million, up 14% from $352.2 million in the same period a year ago. Year-to-date net loss attributable to Golden Star shareholders was $18.6 million, or $0.07 per share, versus a net loss of $9.3 million, or $0.04 per share, through the first nine months of 2011. Adjusted net loss for the nine month period of 2012 was $8.1 million or $0.03 per share compared with an adjusted net loss of $13.7 million, or $0.05 per share, in the first nine months of 2011.

Cash flow from operations through the first nine months of 2012 increased to $59.8 million, or $0.23 per share, up from $4.2 million, or $0.02 per share, in the same period last year. Operating cash flow before changes in working capital was $83.9 million, or $0.32 per share, for the first nine months of 2012, up from $24.7 million, or $0.10 per share, for the same period in 2011.

“Golden Star delivered solid improvements in year-over-year results in the third quarter and nine month period, with increased gold production, higher revenue and our fifth consecutive quarter of positive cash flow,” said Tom Mair, President and CEO. “We are particularly pleased with increased throughput and improved reliability at the Bogoso sulfide plant. Likewise, we’re encouraged by the continued strong performance at Wassa, where grade has steadily improved, recovery remains solid at better than 94%, and we’ve achieved meaningful reductions in per ounce cash operating costs over the past two quarters. We’re also excited about the development progress at the Prestea underground mine and the continued positive drilling results beneath the Wassa Main pits, and are optimistic that Wassa may develop into a much larger operation over time.”

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS

	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2012	2011	2012	2011
Bogoso/Prestea gold sold (oz)	39,844	40,376	125,201	105,029
Wassa/HBB gold sold (oz)	40,982	33,485	118,533	125,280
Total gold sold (oz)	80,826	73,861	243,734	230,309
Average realized gold price ($/oz)	1,653	1,704	1,645	1,529
Cash operating cost – combined ($/oz)	992	1,108	1,007	1,054
Gold revenues ($000s)	133,497	125,880	400,830	352,193
Cash flow provided by operations ($000s)	24,312	11,467	59,766	4,152
Net loss attributable to shareholders ($000s)	(30,207)	(10,196)	(18,610)	(9,316)
Net loss attributable to shareholders ($/share)	(0.12)	(0.04)	(0.07)	(0.04)

Footnotes:

(1)	Adjusted net income/loss: defined as Net Income/Loss adjusted for the impact of derivative mark to market gains/losses, gain/loss on fair value of convertible debentures, gain/loss on sale of investments and gain/loss on extinguishment of debt.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 2 of 10

(2)	Operating cash flow before changes in working capital: defined as net cash provided by operating activities less changes in working capital. Changes in working capital include changes in accounts receivable, inventories, deposits, accounts payable and accrued liabilities.

BOGOSO/PRESTEA RECAP

Bogoso/Prestea consolidated gold sales in the third quarter totaled 39,844 ounces, down marginally from 40,376 ounces in the same quarter last year. Gold sales from the Bogoso sulfide plant totaled 30,277 ounces in the third quarter, down from 40,376 ounces in the same quarter a year ago due to lower ore grades and lower gold recoveries. That decline was partially offset by non-refractory gold sales of 9,567 ounces from the oxide plant, which restarted processing operations in the first quarter of 2012. Cash operating costs for Bogoso/Prestea were $1,171 per ounce in the third quarter, down 5% from $1,238 per ounce in the same quarter last year but up 17% over the second quarter of 2012 due to lower grade of mill feed.

The Company continued to make progress at the sulfide mill, which achieved the highest ore throughput in six quarters. The mill head grade was lower as the Company processed significant volumes of lower grade stockpile material, which, in turn, impacted recovery. Over the past year, reflecting the inflationary cost environment across the mining industry, Bogoso/Prestea unit mining costs increased approximately 15%. Due to improved cost controls, unit processing costs at the sulfide plant declined approximately 20%, partially offsetting the higher mining costs.

Operations at the oxide mill were affected by lower than expected grades and recoveries. Throughput was impacted by mechanical reliability and tails pumping issues. The Company made progress during the third quarter and expects improved throughput going forward.

In response to higher gold prices and new ore zones, current mining plans anticipate substantial pit wall pushbacks at both the Bogoso North and Chujah pits over the next two years which are expected to result in temporarily high stripping ratios. This work will prepare the pits for lower stripping ratios and improved cashflows in 2015 and beyond. We are currently in the planning cycle and alternatives which have the potential to improve the mine plans are being evaluated.

Bogoso/Prestea Key Metrics	3Q-12	2Q-12	1Q-12	4Q-11	3Q-11
Refractory ore mined (000st)	593	605	770	711	594
Non-refractory ore mined (000st)	174	245	141	16	84
Total ore mined (000st)	767	849	910	727	678
Waste mined (000st)	5,492	5,014	7,242	8,876	6,884
Refractory ore processed (000st)	687	570	611	493	579
Refractory grade (g/t)	2.05	2.60	2.55	2.95	2.63
Refractory ore recovery (%)	69.6	71.3	73.3	77.7	75.9
Gold sold (oz) refractory	30,277	34,051	34,338	35,475	40,376
Non-refractory ore processed (000st)	231	202	173	—	—
Non-refractory grade (g/t)	2.04	2.71	2.66	—	—
Non-refractory ore recovery (%)	71.8	62.2	54.1	—	—
Gold sold (oz) non-refractory	9,567	10,064	6,904	—	—
Total gold sold (oz)	39,844	44,115	41,242	35,475	40,376
Cash operating cost ($/oz)	1,171	999	1,222	1,166	1,238

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 3 of 10

WASSA/HBB RECAP

Wassa/HBB gold sales in the third quarter increased 22% to 40,982 ounces from 33,485 ounces in the same quarter last year. This increase was attributed to significantly higher grade processed – 2.31 grams per tonne (g/t) – in the third quarter as compared with 1.82 g/t in the same quarter a year ago. The improved grade resulted from increased processing of ore from the higher-grade Father Brown pit.

The increase in ounces sold from the Wassa operation, combined with improved cost controls, resulted in a 14% improvement in cash operating costs in the third quarter of 2012 to $817 per ounce from $950 per ounce in the same quarter last year and a 3% improvement from $838 per ounce in the second quarter of 2012. It was the third consecutive quarter that cash operating costs at Wassa/HBB have declined. Despite the input cost increases the industry is experiencing, Wassa’s unit mining costs declined approximately 20% over the past year while unit processing costs have remained stable.

Wassa/HBB Key Metrics	3Q-12	2Q-12	1Q-12	4Q-11	3Q-11
Ore mined (000st)	660	715	683	639	623
Waste mined (000st)	4,043	3,818	4,445	3,820	3,927
Ore processed (000st)	602	641	682	589	601
Grade (g/t)	2.31	2.06	1.74	2.04	1.82
Recovery (%)	94.7	94.8	93.9	94.1	93.7
Cash operating cost ($/oz)	817	838	999	1,012	950
Gold sold (oz)	40,982	41,068	36,483	35,336	33,485

EXPLORATION

During the third quarter Golden Star raised the rig count from two to five in order to accelerate exploration beneath the Wassa Main pits following increasingly positive drilling results in the first half of 2012. The Company completed an additional 49 drill holes in the third quarter totaling 16,485 meters comprising approximately 67% HQ sized diamond drill core and 33% RC (reverse circulation). The results of this latest drilling continued to support the Company’s position that mineralization at depth is wider and higher grade than what has been mined to date and that a major expansion of the Wassa pits may lead to significant, long-term production increases from this asset. The Company intends to update its block models and pit optimizations for year-end resource determination. Drilling will continue in 2013 in conjunction with a feasibility study on a potential Wassa expansion.

DEVELOPMENT

A major development project for Golden Star is the West Reef area of the Prestea Underground mine. The West Reef resource totals 874,000 tonnes grading 18.07 g/t for 508,000 ounces of gold in the Indicated category plus an Inferred Mineral Resource of 510,000 tonnes grading 11.58 g/t for 190,000 ounces. As reported in the March 21, 2012, Preliminary Economic Assessment (PEA), in early August 2012 the Company commissioned a new underground drilling rig, which has since been operating on 17 level of the West Reef. Results from the drilling program will be incorporated into the information being gathered for the West Reef feasibility study, which is expected to be completed in early 2013.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2012, Golden Star had $106.3 million in cash and cash equivalents, up slightly from $105.7 million at the end of the second quarter of 2012 and up from $103.6 million at 2011 year-end. The Company has an additional $19.8 million in borrowing capacity available under its equipment financing credit facility.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 4 of 10

During the third quarter Golden Star redeemed $6.1 million of its 4.00% Convertible Senior Unsecured Debentures due November 30, 2012, leaving $44.4 million outstanding principal. The Company will pay the outstanding principal plus accrued interest in cash.

Golden Star invested approximately $19.1 million in capital projects in the third quarter, including $11.1 million for development projects and $8.0 million for the acquisition of new equipment and facilities at its mine sites. The Company expects to invest approximately $30 to $35 million in capital projects in the fourth quarter of 2012, including Bogoso and Wassa plant upgrades, development drilling and a new tailings facility at Wassa, construction of a water treatment plant, and ongoing development and drilling at the Prestea underground mine.

In 2013 the Company expects to invest $100 to $125 million. Major projects include the development of the Dumasi pit, Bogoso plant upgrades, Phase 1 of the Prestea underground mine development, Wassa drilling programs, the new Wassa tailings facility and sustaining capital requirements. At current gold prices, the Company expects that current cash on hand, operating cashflow and borrowing under the equipment financing facility will be sufficient to meet these capital requirements.

2012 GUIDANCE

	Bogoso/Prestea	Wassa/HBB	Combined
Oz produced	175,000 to 178,000	158,000 to 160,000	333,000 to 338,000
Cash operating cost ($/oz)	1,100 to 1,180	950 to 985	1,040 to 1,100

Notes:

1.	Power and fuel prices used in the guidance are $0.16 per kilowatt-hour and $1.33 per liter, respectively.
2.	Starting in late 2012, and continuing through 2014, water treatment costs are estimated to add approximately $60 per ounce at Bogoso, but should drop significantly thereafter when the current backlog of process water is treated.

Third Quarter Conference Call

The Company will conduct a conference call and webcast at 11:00 a.m. Eastern Time on November 8, 2012. Please call in at least five minutes prior to the conference call start time to ensure prompt access to the conference. The call can be accessed by telephone or by webcast as follows:

North American participants: (877) 407-8289

Participants outside U.S. and Canada: (201) 689-8341

Webcast: www.gsr.com

A recording of the conference call will be available until November 29, 2012, through the Company’s website at www.gsr.com or by dialing:

North America: (877) 660-6853, Conference ID number: 401439

International outside U.S. and Canada: (201) 612-7415, Conference ID number: 401439

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 5 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED BALANCE SHEETS

(Stated in thousands of U.S. dollars except shares issued and outstanding)

(unaudited)

	As of September 30, 2012	As of December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$106,322	$103,644
Accounts receivable	8,113	10,077
Inventories	91,876	74,297
Deposits	8,505	6,474
Available for sale investments	17,817	1,416
Prepaids and other	2,173	2,048

Total Current Assets	234,806	197,956
RESTRICTED CASH	2,028	1,273
PROPERTY, PLANT AND EQUIPMENT	256,338	252,131
INTANGIBLE ASSETS	3,685	5,266
MINING PROPERTIES	252,496	270,157
OTHER ASSETS	—	895

Total Assets	$749,353	$727,678

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,829	$40,708
Accrued liabilities	53,981	51,380
Asset retirement obligations	7,886	8,996
Current tax liability	—	197
Current debt	51,270	128,459

Total Current Liabilities	141,966	229,740
LONG TERM DEBT	116,642	10,759
ASSET RETIREMENT OBLIGATIONS	22,716	24,884
DEFERRED TAX LIABILITY	43,457	23,993

Total Liabilities	$324,781	$289,376

COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY
SHARE CAPITAL
First preferred shares, without par value, unlimited shares authorized. No shares issued and outstanding	—	—
Common shares, without par value, unlimited shares authorized. Shares issued and outstanding: 258,950,971 at September 30, 2012; 258,669,487 at December 31, 2011	$694,480	$693,899
CONTRIBUTED SURPLUS	23,903	19,815
ACCUMULATED OTHER COMPREHENSIVE INCOME	1,707	1,978
DEFICIT	(294,722)	(276,112)

Total Golden Star Equity	425,368	439,580
NONCONTROLLING INTEREST	(796)	(1,278)

Total Equity	424,572	438,302

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$749,353	$727,678

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 6 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Stated in thousands of U.S. dollars except shares and per share data)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2012	2011	2012	2011
REVENUE
Gold revenues	$133,497	$125,880	$400,830	$352,193
Cost of sales	120,899	106,385	354,914	316,661

Mine operating margin	12,598	19,495	45,916	35,532
Exploration expense	583	1,824	2,674	3,972
General and administrative expense	4,606	5,996	16,091	20,350
Derivative mark-to-market loss	—	11,161	162	17,840
Loss/(gain) on fair value of convertible debentures	30,055	2,084	32,092	(22,208)
Property holding costs	1,617	1,778	5,027	6,141
Foreign exchange loss	282	666	2,162	1,385
Interest expense	2,067	2,193	8,563	6,663
Interest and other income	(89)	(61)	(357)	(163)
Gain on sale of assets	(52)	(338)	(113)	(336)
Loss/(gain) on sale of investments	70	—	(22,290)	—
(Gain)/loss on extinguishment of debt	(14)	—	568	—

(Loss)/income before income tax	(26,527)	(5,808)	1,337	1,888
Income tax expense	(4,002)	(3,621)	(19,464)	(11,727)

Net loss	$(30,529)	$(9,429)	$(18,127)	$(9,839)
Net income/(loss) attributable to noncontrolling interest	322	(767)	(483)	523

Net loss attributable to Golden Star shareholders	$(30,207)	$(10,196)	$(18,610)	$(9,316)

Net loss per share attributable to Golden Star shareholders
Basic	$(0.12)	$(0.04)	$(0.07)	$(0.04)
Diluted	$(0.12)	$(0.04)	$(0.07)	$(0.04)
Weighted average shares outstanding (millions)	258.9	258.6	258.8	258.6
Weighted average shares outstanding-diluted (millions)	258.9	258.6	258.8	258.6

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 7 of 10

GOLDEN STAR RESOURCES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in thousands of U.S. dollars except shares and per share data) (unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
OPERATING ACTIVITIES:
Net loss	$(30,529)	$(9,429)	$(18,127)	$(9,839)
Reconciliation of net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	25,541	15,621	69,765	52,113
Amortization of loan acquisition costs	—	321	895	993
Loss/(gain) on sale of investments	70	—	(22,290)	—
(Gain)/loss on extinguishment of debt	(14)	—	568	—
Gain on sale of assets	(52)	(338)	(113)	(336)
Non-cash employee compensation	1,033	564	4,737	2,784
Deferred income tax expense	4,002	2,908	19,464	9,255
Fair value of derivatives loss	—	1,700	162	6,879
Fair value loss/(gain) on convertible debt	30,055	2,084	32,092	(22,208)
Accretion of asset retirement obligations	703	2,184	2,111	5,300
Reclamation expenditures	(967)	(8,416)	(5,389)	(20,244)
Changes in working capital	(5,530)	4,268	(24,109)	(20,545)

Net cash provided by operating activities	24,312	11,467	59,766	4,152
INVESTING ACTIVITIES:
Expenditures on mining properties	(11,079)	(12,211)	(30,942)	(30,242)
Expenditures on property, plant and equipment	(7,996)	(13,678)	(27,616)	(33,541)
Change in accounts payable and deposits on mine equipment and material	2,544	2,499	(145)	(685)
Increase in restricted cash	(755)	—	(755)	—
Cash used for equity investments	—	(1,200)	(938)	(1,200)
Proceeds from sale of assets	399	681	7,084	681

Net cash used in investing activities	(16,887)	(23,909)	(53,312)	(64,987)
FINANCING ACTIVITIES:
Principal payments on debt	(8,055)	(2,622)	(12,476)	(7,960)
Proceeds from debt agreements and equipment financing	1,124	1,391	8,510	4,861
Exercise of options	99	52	190	210

Net cash used in financing activities	(6,832)	(1,179)	(3,776)	(2,889)

Increase/(decrease) in cash and cash equivalents	593	(13,621)	2,678	(63,724)
Cash and cash equivalents, beginning of period	105,729	127,915	103,644	178,018

Cash and cash equivalents, end of period	$106,322	$114,294	$106,322	$114,294

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 8 of 10

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing regions. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding improvements to throughput at the Bogoso sulfide plant; our expectations regarding potential expansion at Wassa; the timing of an update to block models and pit optimizations and for updated resource estimates; our plans to advance the Wassa expansion feasibility study; planned investments in capital projects; plans to incorporate drilling results into the West Reef Prestea Underground feasibility study; the timing of completion of the feasibility study for Prestea Underground; plans to repay the outstanding principal of the remaining Original Debentures; and the Company’s 2012 production and cash operating cost estimates, including anticipated power and fuel prices and water treatment costs. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea non-refractory and sulfide processing plants and at the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power and fuel; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total cash cost per ounce”, “cash operating cost per ounce”. These are non-GAAP performance measures as defined in SEC Regulation S-K Item 10 and in applicable Canadian securities laws and should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. The Company believes these non-GAAP measures complement conventional measures prepared in accordance with GAAP to enable the Company and investors to evaluate the financial and operating performance of the Company. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

The GAAP measure, “Cost of sales”, as found in our statements of operations, includes all mine-site operating costs, including the costs of mining, ore processing, maintenance, work-in-process inventory changes, mine-site overhead as well as production taxes, royalties, mine site depreciation, depletion, amortization, asset retirement obligation accretion and by-product credits, but excludes exploration costs, property holding costs, corporate office general and administrative expenses, foreign currency gains and losses, impairment charges, corporate business development costs, gains and losses on asset sales, interest expense, gains and losses on derivatives, gains and losses on investments and income tax expense/benefit.

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 9 of 10

“Cash operating cost per ounce” for a period is equal to “Cost of sales” for the period less mining related depreciation, depletion and amortization costs, royalties, production taxes, accretion of asset retirement obligation costs, costs that meet the definition of Betterment Stripping under International Financial Reporting Standards (“IFRS”) and operations-related foreign currency gains and losses for the period, divided by the number of ounces of gold sold during the period. “Total cash cost per ounce” for a period is equal to “Cash operating costs” for the period plus royalties and production taxes, divided by the number of ounces of gold sold during the period.

We use cash operating cost per ounce and total cash cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior periods’ values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management of trends that may cause actual results to deviate from planned operational results. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.

Cautionary Note to Investors Concerning Estimates of “Indicated Mineral Resources” and “Inferred Mineral Resources”

This release uses the terms “Indicated Mineral Resources” and “Inferred Mineral Resources”. The Company advises US investors that while these terms are recognized and required by National Instrument 43-101, the US Securities and Exchange Commission (“SEC”) does not recognize them. US Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category or into mineral reserves. Inferred Mineral Resources have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. US investors are cautioned not to assume that any part or all of the Inferred Mineral Resource exists, or is economically or legally mineable. Also, disclosure of contained ounces is permitted under Canadian regulations; however the SEC generally requires mineral resource information to be reported as in-place tonnage and grade. The Preliminary Economic Assessment for the West Reef area of the Prestea Underground (the “PEA”) is preliminary in nature, it includes Inferred Mineral Resources that are considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves, there is no assurance that the PEA will be realized and mineral resources that are not mineral reserves do not have demonstrated economic viability.

The technical contents of this press release that relate to the PEA have been reviewed and approved by Dr. Martin Raffield, P.Eng., a Qualified Person pursuant to National Instrument 43-101. Dr. Raffield is Senior Vice President Technical Services for Golden Star. Please refer to the Company’s press release dated March 21, 2012, titled “Golden Star Resources Announces Positive Preliminary Economic Assessment for Prestea Underground Mine” for additional information regarding the PEA.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

1-800-553-8436

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

Golden Star Resources Ltd. (www.gsr.com)	News Release 12-25 Page 10 of 10